Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 30, 2014, relating to the combined and consolidated financial statements of Covisint Corporation and subsidiaries and the Covisint Operations of Compuware Corporation (which report expresses an unqualified opinion on the financial statements and includes an emphasis-of-a-matter paragraph referring to the allocation of certain expenses from Compuware Corporation to the Covisint operations prior to January 1, 2013), appearing in the Annual Report on Form 10-K of Covisint Corporation for the year ended March 31, 2014.

/s/ DELOITTE & TOUCHE LLP

February 12, 2015
Detroit, Michigan